Exhibit 10.16
CASTLE BIOSCIENCES, INC.
RETIREMENT POLICY

EFFECTIVE DATE: JANUARY 15, 2023

Section 1. INTRODUCTION.

The purpose of this Castle Biosciences, Inc. Retirement Policy (the “Policy”) is to provide for certain Retirement (as defined below) and retention benefits to eligible employees of the Company under circumstances described in the Policy. The Policy first became effective on the Effective Date listed above.

For purposes of the Policy, the following terms are defined as follows:

(a)“Administrator” means the Board of Directors (the “Board”) of the Company (or an authorized committee thereof) or, if so designated by the Board, the Chief Executive Officer (“CEO”) of the Company, in the CEO’s capacity as a member of the Board.

(b)“Company” means Castle Biosciences, Inc.

(c)“Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Policy benefits as set forth in Section 2.

(d)“Equity Plans” means the Company’s 2008 Stock Plan, the Company’s 2018 Equity Incentive Plan, the Company’s 2019 Equity Incentive Plan, as amended from time to time (the “2019 Plan”), or any successor plan(s) thereto.

(e)“Equity Awards” means, with respect to a specific employee, any stock options, restricted stock units or other equity awards (whether time-vesting or performance- vesting) granted pursuant to the Equity Plans prior to or following the Effective Date.

(f)“Retention Age” means, with respect to an employee, the attainment of the age of 66.

(g)“Retire” or “Retirement” means that an employee of the Company voluntarily retires from all employment positions with the Company (i) after attaining the age of 60 and (ii) after completing at least five Years of Service with the Company (as determined by the Administrator in its sole and absolute discretion).

(h)“Retirement Date” means the date of the employee’s Retirement.

(i)“Severance Plan” means the Company’s Severance and Change in Control Plan.

(j)“Year of Service” means each 12-month period of an employee’s Continuous Service (as defined in the 2019 Plan). For purposes of calculating Years of Service under the Policy, only uninterrupted periods are included, unless the interruption is due to a serious
271379573 v8

medical condition, as determined by the Administrator. For example, assume Employee A remains in Continuous Service for two uninterrupted 12-month periods, then ceases providing services to the Company (not due to a serious medical condition). Employee A returns and completes two uninterrupted 12-month periods of Continuous Service. Employee A would be considered to have completed two Years of Service only.

Section 2. ELIGIBILITY FOR BENEFITS.

(a)Eligible Employee. An employee of the Company is eligible to receive the benefits provided pursuant to the Policy in the event of the employee’s Retirement if (i) the employee is at or above the Vice President level or if the Administrator has otherwise designated the employee as eligible and (ii) such employee meets the other Policy eligibility requirements set forth in this Section 2.

(b)Release Requirement. In order to be eligible to receive benefits under the Policy, the Eligible Employee (or the employee’s estate, as applicable) must execute a general waiver and release of all known and unknown claims in favor of the Company, in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein following such employee’s Retirement, and such Release must become effective in accordance with its terms, which must occur in no event more than 90 days following the Retirement Date.

(c)Notice Requirement. In order to be eligible to receive benefits under the Policy, the Eligible Employee must provide written notice to the Human Resources Department (with a copy to the CEO) of the employee’s intent to Retire and provide Continuous Service to the Company through the end of the following notice period, as applicable, unless such Continuous Service requirement is expressly waived by the Administrator in writing:

(1)For the CEO of the Company: Not less than 180 days prior to the Retirement Date.

(2)For other employees of the Company: Not less than 90 days prior to the Retirement Date.

(d)Policy Benefits Provided In Lieu of Any Previous Benefits. The Policy shall supersede any retirement benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any retirement benefits in any individually negotiated employment offer letter, contract or other agreement between the Company and an Eligible Employee; provided, however, that to the extent that any existing agreements with the Company’s CEO, Chief Financial Officer, Chief Operating Officer and Chief Commercial Officer provide, as of the Effective Date, for more favorable treatment to the employee, such existing agreement will control. Notwithstanding the foregoing, the Eligible Employee’s outstanding Equity Awards shall remain subject to the terms of the Equity Plan under which such awards were granted (including the award documentation governing such awards) that may apply upon a termination of such employee’s service and no provision of the Policy shall be construed as to limit the actions that may be taken, or to violate the terms, thereunder.

Section 3. RETIREMENT BENEFITS.

271379573 v8

(a)In the event of an Eligible Employee’s Retirement, subject to such employee’s compliance with Section 2, the Eligible Employee shall receive the following:

(1)For Equity Awards that are subject to time-vesting, acceleration of the vesting and exercisability (as applicable) of any then-outstanding Equity Awards to the extent such awards were scheduled to vest during the Vesting Period (as defined below), as applicable, following the Retirement Date based solely on the Eligible Employee’s continued employment with the Company, had such employee remained employed by the Company through such date, such that such portion of the Eligible Employee’s then-outstanding Equity Awards will be deemed immediately vested and exercisable (as applicable) as of the date immediately preceding the Retirement Date.

(2)For Equity Awards that are subject to performance-vesting:

(i)If the relevant performance conditions of any then- outstanding Equity Award are achieved prior to the Retirement Date but the award remains subject to time-vesting and is scheduled to vest during the Vesting Period (as defined below), as applicable, following the Retirement Date based solely on the Eligible Employee’s continued employment with the Company, had such employee remained employed by the Company through such date, the earned portion of the award shall accelerate vesting and exercisability (as applicable) such that such portion of the award will be deemed immediately vested and exercisable (as applicable) as of the date immediately preceding the Retirement Date.

(ii)If the relevant performance conditions of any then- outstanding Equity Awards are not achieved prior to the Retirement Date, the award shall be treated according to their individual award agreements.

The “Vesting Period” is defined as follows:

(iii)For the CEO of the Company: 24 months (plus, if after the Retention Age, six months for each additional Year of Service following attainment of the Retention Age).

(iv)For Eligible Employees of the Company who are members of the C-Suite or who are at the Senior Vice President level: 18 months (plus, if after the Retention Age, three months for each additional Year of Service following attainment of the Retention Age).

(v)For Eligible Employees of the Company who are at or below the Vice President level: nine months (plus, if after the Retention Age, three months for each additional Year of Service following attainment of the Retention Age).

(3)12 months following the Retirement Date to exercise the outstanding and vested time-vesting Equity Awards held by the Eligible Employee as of the Retirement Date, including any such Equity Awards that vest pursuant to Section 3(a)(1) above, provided that in no event will the Equity Awards be permitted to be exercised beyond their original expiration dates, as applicable.

271379573 v8

(b)If an Eligible Employee provides adequate notice of the intent to Retire pursuant to the terms of the Policy, but the Eligible Employee’s Continuous Service terminates due to the Eligible Employee’s death or Disability (as defined in the Severance Plan) prior to the Retirement Date, the Eligible Employee (or the employee’s estate, as applicable) shall be eligible for the benefits under the Policy, provided that the Eligible Employee (or the employee’s estate, as applicable) complies with the terms of the Policy, including the Release Requirement.

(c)If an employee provides adequate notice of the intent to Retire pursuant to the terms of the Policy, but the employee’s Continuous Service is terminated by the Company for Cause (as defined in the Severance Plan) or the employee terminates the employee’s employment for any reason other than due to the employee’s death or Disability, in each case prior to the Retirement Date, the employee shall no longer be eligible for the benefits under the Policy, effective immediately upon the termination of Continuous Service. The determination of whether a termination is for Cause shall be made by the Administrator in its sole and exclusive judgment and discretion.

Section 4. MISCELLANEOUS.

(a)Acknowledgement. The benefits provided pursuant to the Policy may result in adverse tax consequences to the employee. It is the employee’s responsibility to seek advice from personal tax and finance advisors prior to notifying the Company of the employee’s intent to Retire.

(b)Withholding. The Company will withhold from any benefits received under the Policy all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

(c)Amendment or Termination. The Policy may be amended or terminated at any time at the sole discretion of the Administrator without advance notice to any Eligible Employee who has attained years of age plus years of service ≥ 65; provided, however, that any amendment or termination of the Policy will not be effective as to a particular Eligible Employee who has attained years of age plus years of service ≥ 65 who is or may be adversely impacted by such amendment or termination without the written consent of such employee. Any amendment or termination of the Policy will be in writing.

[Remainder of this page intentionally left blank]
271379573 v8

IN WITNESS WHEREOF, the parties have executed this Policy on the day, month and year first set forth below to be effective as of the Effective Date.

Date:	1/13/2023

Castle Biosciences, Inc

By:	/s/ Derek Maetzold	its:	President and CEO and Board member

Board of Directors

/s/ Mara Aspinall
Mara Aspinall

/s/ Kimberlee Caple
Kimberlee Caple

/s/ G. Bradley Cole
G. Bradley Cole

/s/ Ellen Goldberg
Ellen Goldberg

/s/ Miles Harrison
Miles Harrison

/s/ Tiffany Olson
Tiffany Olson

/s/ Daniel Bradbury
Daniel Bradbury
271379573 v8